Exhibit 99.2

3750 Torrey View Court San Diego, CA 92130 858.617.2000 tel 858.617.2900 fax carefusion.com

November 29, 2010

Mr. James Hinrichs

Dear Jim:

It is with great pleasure that I confirm in writing the terms and conditions of your promotion, effective November 29, 2010 (the “Effective Date”).

1.	Your position is Chief Financial Officer of the CareFusion Corporation (the “Company”), reporting directly to the Chief Executive Officer of the Company.

2.	Your annual base salary will be $515,000 (“Base Salary”), subject to review and modification by the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors.

3.	You will continue to be eligible to participate in the Company’s Management Incentive Plan (the “MIP”). Your target MIP bonus will be increased to 80% of your Base Salary (the “MIP Bonus”) for the remainder of fiscal 2011, and thereafter, your target MIP Bonus will be determined in the sole discretion of the Committee. The actual MIP Bonus earned and paid depends upon the achievement of Company and/or individual performance objectives as established and determined by the Committee.

4.	You will receive a grant of Company stock options (the “Sign-on Options”), valued at $1.5 million in accordance with the Committee’s stock option valuation methodology, on the 15th day of the calendar month after the calendar month in which the Effective Date occurs (the “Grant Date”). The exercise price of the Sign-on Options will equal the closing price of Company stock on the Grant Date. The Sign-on Options will be subject to terms of the Company’s form of stock option agreement.

5.	You will be eligible for a regular annual long term incentive grant in fiscal year 2012. Currently, the target expected value for your long term incentive award will be 450% of Base Salary, but the actual value will be subject to the Committee’s discretion.

6.	You will continue to be eligible to participate in the Company’s employee benefit plans consistent with an employee of your position.

7.	If you accept this offer and your employment is terminated by the Company without Cause (as defined below) or you terminate employment for Good Reason (as defined below), in either case on or before 18 months after the date on which the Company’s Board of Directors appoints an external candidate as new Chief Executive Officer of the Company, you will be entitled to:

(a) your accrued but unpaid Base Salary through the termination date;

(b) consistent with the Company’s current Severance Guidelines: (i) a prorated MIP Bonus for the year in which the termination occurs, and (ii) severance payments equal to the sum of (A) one times (1X) your Base Salary for the year in which your employment terminates (without regard to any reduction that gives rise to Good Reason) plus (B) one times (1X) your two-year average actual MIP Bonus (or target MIP Bonus, if the actual MIP Bonus is indeterminable) for the fiscal year during which your employment terminates and the immediately preceding fiscal year, payable over 12 months in accordance with normal payroll practices, beginning after your termination of employment;

(c) A cash payment in an amount equal to $500,000, payable over the same period as the payments specified in paragraph 7(b); and

(d) To the extent not previously vested based on service prior to termination of employment, the first one-third of the Sign-on Options will become fully vested and exercisable effective as of the date of termination of employment, and any vested Sign-on Options will remain exercisable for 90 days after termination of employment.

The severance payments listed above are conditioned on your execution and nonrevocation of a general release of claims, substantially in the form attached as Exhibit A. Notwithstanding the foregoing, if the period during which you have discretion to execute or revoke the release straddles two calendar years, then any severance payments shall be made or begin in the second of the two calendar years, regardless of which calendar year you actually deliver the executed release to the Company.

“Cause” means any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any entity that is directly or indirectly controlled by the Company, or any entity in which the Company has a significant ownership interest as determined by the Committee (an “Affiliate”), or your intentional and/or repeated violation of the written policies or procedures of the Company or its Affiliates. A termination of employment will be deemed to be for Cause if, after such termination of employment, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination of employment for Cause.

“Good Reason” means the occurrence of any of the following without your consent: (i) a material diminution in your Base Salary; (ii) a material diminution in your authority, duties, or responsibilities (including a requirement that you report to someone other than the Company’s Chief Executive Officer); or (iii) relocation of your principal workplace to a location that is more than 50 miles away. No “Good Reason” exists unless (i) you notify the Company in writing within 60 days after the initial existence of any condition listed above, and the Company fails to cure the condition within 60 days after receiving notice, and (ii) you terminate employment by no later than 150 days after the initial existence of any condition listed above.

Notwithstanding the foregoing, to the extent required to avoid tax penalties to you under Section 409A of the Internal Revenue Code, some or all of the installments that would otherwise be payable during the first six months following the date of your separation from service shall be accumulated (without interest) and paid with the first installment due at least six months after the date of your separation from service. For this purpose, your separation from service will occur on the date your employment termination is effective, provided that if you are continuing to provide services to the Company after that date, your separation from service will be the first date after which your level of service is no longer greater than 20% of the average level of services performed by you for the Company for the period of 36 months before the separation (or the actual period of service before the separation, if less). For purposes of Section 409A of the Internal Revenue Code, any right to a series of installment payments under this letter will be treated as a right to a series of separate payments.

8.	If your employment is terminated more than 18 months after the date on which the Company’s Board of Directors appoints an external candidate as new Chief Executive Officer of the Company, you will be entitled to receive any accrued but unpaid Base Salary and any severance payments under the Company’s Severance Guidelines as in effect on the date of termination.

9.	You will be designated a “Tier II Executive” under the Company’s Executive Change in Control Severance Plan, subject to the discretion of the Company’s Board of Directors to modify or terminate that plan or your participation under that plan.

10.	Employment with the Company is not for any definite period of time and is terminable, with or without notice, at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment. However, you agree to be bound by the terms of the attached covenants related to confidentiality and protection of the Company’s business interests in the form attached as Exhibit B. That agreement must be signed and delivered to the Company by or before the Effective Date. If you violate any covenant in that agreement, the Company will cease to have any obligation to provide any severance benefit described in this letter, and you will be required to repay to the Company the amount of any severance benefits that have been provided.

11.	This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. If, under such laws, any portion of this letter is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of California in any action or proceeding brought with respect to or in connection with this letter.

Jim, you may have some follow-up questions once you have had the opportunity to review the details of this offer. If you have any questions, please feel free to call me. I very much look forward to your continued service to our organization and the opportunity we will have to continue to work together in the future.

Sincerely,

/s/ Cathy Cooney

Cathy Cooney
EVP, Human Resources
CareFusion Corporation

Enclosures

I accept the above offer of employment:

/s/ James Hinrichs	November 29, 2010
James Hinrichs	Date

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT by and between CareFusion Corporation (the “Company”) and              (the “Executive”) is dated as of the      day of             ,              (the “Release”).

Release

Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“CareFusion”) by execution of this Release from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of CareFusion and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with CareFusion, the “Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under CareFusion’s policies or practices; federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.

In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit the Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims for workers’ compensation benefits.

This Release does not apply to any claims arising after Executive’s execution of this Release or any claims relating to rights under the Employment Agreement by and between CareFusion Corporation, a Delaware corporation, and the Executive, dated as of the      day of                     ,             , as may be amended from time to time.

Complete Release

Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of CareFusion and any of its predecessors, successors or assigns to all or any part of its businesses, Executive expressly acknowledge that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

Executive
Date:

CAREFUSION CORPORATION

By:
Name:
Title:
Date:

EXHIBIT B

Confidentiality and Business Protection Agreement

This Confidentiality and Business Protection Agreement (“Agreement”) is hereby entered into by and among James Hinrichs (“Executive”), CareFusion Corporation, a Delaware corporation (the “Company”), effective as of November 29, 2010 (the “Effective Date”).

It is hereby agreed as follows:

1. Consideration and Acknowledgements. By executing this Agreement, the Executive agrees to abide by the following restrictive covenants for the period beginning on the Effective Date and ending on the last day of the 24-month period after the date of termination of employment for any reason (the “Restricted Period”) as consideration for the payments provided under the employment letter between the parties, dated November 29, 2010 (the “Employment Letter”), and acknowledges that the provisions and covenants contained in this Agreement are ancillary and material to the terms of the Employment Letter and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The Executive also acknowledges and agrees that the provisions of this Agreement do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The Executive also acknowledges that before the Executive shall be determined to have breached any provision or covenant contained in this Agreement, the Executive shall have been given notice of any such alleged breach and been given 45 days after receipt of such notice of such breach to cure or remedy any such breach that is reasonably susceptible of cure or remedy.

2. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (the “CareFusion Group”), all secret or confidential information, knowledge or data relating to the CareFusion Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the CareFusion Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 2) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment and/or service as a consultant with the CareFusion Group, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the CareFusion Group, as applicable, and shall be turned over to the applicable CareFusion Group company upon termination of the Executive’s employment.

3. Non-Recruitment of CareFusion Group Employees, Etc. During the Executive’s employment with the CareFusion Group and for the Restricted Period, the Executive shall not (i) solicit, participate in, or promote the solicitation of any person who was employed by the CareFusion Group at any time during the six-month period before the Executive’s termination of employment to leave the employ of CareFusion Group; or (ii) on behalf of the Executive or any other person, hire, employ, or engage any such person. The Executive further agrees that, during the Executive’s employment with the CareFusion Group and for the Restricted Period, if an employee of the CareFusion Group contacts the Executive about prospective employment, the Executive will inform that employee that the Executive cannot discuss the matter further without informing the CareFusion Group.

4. Non-Solicitation of Business. The Executive acknowledges and agrees that Company’s customers and any information regarding Company’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Company’s customers, the Executive agrees that during the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any competitor of the CareFusion Group the business of (i) any customer of the CareFusion Group at the time of the Executive’s employment or date of termination of employment, or (ii) any potential customer of the CareFusion Group which the Executive knew to be an identified, prospective purchaser of services or products of the CareFusion Group.

5. No Disparagement.

(a) The Executive shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage or defame the goodwill or reputation of the CareFusion Group or any of its trustees, officers, security holders, partners, agents or former or current employees and directors. The Executive further agrees not to make any negative statement to third parties relating to the Executive’s employment or any aspect of the businesses of CareFusion Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the CareFusion Group or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body.

(b) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of the Executive and shall cooperate with the Executive in scheduling any assistance by the Executive taking into account the Executive’s business and personal affairs and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

6. Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the CareFusion Group, relating or pertaining in any way to the Executive’s employment with or the business of the CareFusion Group (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Company and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Restricted Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by the Company. This Section 6 does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code. The Executive acknowledges that a condition for an Invention to qualify fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code is that the Invention must be protected under patent laws. The Executive has reviewed the notification in Appendix B (the “Limited Exclusion Notification”) and agrees that his or her signature acknowledges receipt of the notification. However, the Executive agrees to disclose promptly in writing to Company all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by the Executive during the term of employment and for three months thereafter, whether or not the Executive believes such innovations are subject to this Section 6, to permit a determination by Company as to whether or not the innovations should be the property of Company. Any such information will be received in confidence by Company.

7. Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the CareFusion Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the CareFusion Group in the event the Executive breached any of the covenants of this Section 7; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 7 would be inadequate. The Executive therefore agrees and consents that (X) if the Executive commits any breach of a covenant under this Section 7 during the Restricted Period, all unpaid severance benefits will be immediately forfeited, and (Y) if the Executive commits any breach of a covenant under this Section 7 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

8. Similar Covenants in Other Agreements Unaffected. The Executive may be or become subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 8. Further, a breach of the covenants contained in this Section 8 may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Executive acknowledges the foregoing and understands that the covenants contained in this Section 8 are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

9. Successors. All rights under this Agreement are personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in this Agreement in the same manner and to the same extent as the Company would be required to do.

10. Governing Law. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of California, or by U.S. federal law.

11. Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

12. Arbitration. The Company and the Executive agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to this Agreement which remains unresolved shall be resolved exclusively by final and binding arbitration conducted within 50 miles of San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if the Executive substantially prevails on all issues raised, any attorneys’ fees incurred by the Executive with regard to such arbitration.

13. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to the Executive at the home address most recently communicated by the Executive to the Company in writing.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ James Hinrichs
James Hinrichs
Execution Date: November 29, 2010

CAREFUSION CORPORATION

/s/ Cathy Cooney
By:	Cathy Cooney
Its:	EVP, Human Resources
Execution Date: November 29, 2010